Exhibit 99.1

Investors May Contact:
Stacey Yonkus
Director, Investor Relations
investor@asburyauto.com

Reporters May Contact:
Tom Pratt
RF|Binder Partners
(212) 994-7563
Tom.Pratt@RFBinder.com

Asbury Automotive Group Elects Thomas C. DeLoach, Jr.

and Eugene S. Katz to Board of Directors

Timothy C. Collins and Ian K. Snow Resign from the Board

NEW YORK, NY, January 18, 2007— Asbury Automotive Group, Inc. (NYSE: ABG), one of the nation’s largest automotive retailers, announced today that Thomas C. DeLoach, Jr. and Eugene S. Katz have been elected to the Company’s board of directors. Both Mr. DeLoach and Mr. Katz are designated “financial experts” and independent directors, and will serve on the board’s Audit Committee.

Asbury also announced that Timothy C. Collins and Ian K. Snow have resigned from the board, consistent with the recent sale by funds affiliated with Ripplewood Partners L.P. of their remaining stake in Asbury. With these changes, which are effective immediately, the size of Asbury’s board remains 12 members.

“I am pleased to welcome Tom and Gene to Asbury’s board of directors,” said Kenneth B. Gilman, Asbury’s President and CEO. “As a 30-plus year veteran of Mobil Corporation, including four years as its CFO, Tom brings to the board a global business perspective as well as a deep familiarity with cars and motor sports. Gene brings extensive experience across a wide array of clients and industries from his 40-year career at PricewaterhouseCoopers (“PwC”), including work on more than 20 initial public offerings and numerous acquisitions.

“I also would like to recognize and thank Tim Collins and Ian Snow for their many invaluable contributions over the years,” Mr. Gilman added.  “Now that Ripplewood has sold its remaining Asbury stock, Messrs. Snow and Collins have decided to step down after more than a decade of service on our board.  We wish them well in their future endeavors.”

Mr. DeLoach joined Mobil Corporation in 1969, starting in engineering and planning positions and progressing through a number of senior management posts, including the position of CFO which he held from 1994 to 1998. He retired from Mobil in 2000, subsequent to Exxon’s acquisition of Mobil. Since his retirement, Mr. DeLoach has become more involved in NASCAR auto racing, founding PIT Instruction and Training, LLC, a school for professional race car pit crews and corporate team building, and Red Horse Racing, LLC, a racing team.

Mr. DeLoach graduated from Georgia Institute of Technology, Atlanta, GA, with a B.S. in Chemical Engineering. He also serves on the board of trustees of Liberty Property Trust, a NYSE-listed real estate investment trust.

Mr. Katz retired from PwC in 2006 after 40 years with the firm and its predecessors. He served on the Price Waterhouse board from 1992 to 1997 and the PwC board from 2001 to 2005.  From 1999 to 2006, Mr. Katz served as the firm’s West Region risk management leader. Earlier in his career, as a partner in the Philadelphia office, he led PwC’s technology, middle market and retail practices.

Mr. Katz graduated from Drexel University, Philadelphia, PA, with a B.S. in Business Administration. He is a certified public accountant in California and Pennsylvania.

About Asbury Automotive Group
Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 87 retail auto stores, encompassing 114 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

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